INDENTURE

Dated as of March 30, 2010

Between

THE STEAK N SHAKE COMPANY

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

As Trustee

14% SUBORDINATED DEBENTURES DUE 2015

i

CROSS-REFERENCE TABLE

TM Section	Indenture Section

310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	N.A.
(b)	7.08 ;7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.02
(c)	N.A.
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	7.06
(d)	7.06
314(a)(1)	4.02
(a)(2)	12.01
(a)(4)	4.03
(b)	N.A.
(c)	2.02; 7.02(b); 8.01(3)
(d)	N.A.
(e)	4.03;12.04
(f)	4.03
315(a)(1)	6.05; 7.01(b)(1)
(a)(2)	7.01(b)(2)
(b)	7.05;12.01
(c)	7.01(a)
315(d)(1)	7.01(b)
(d)(2)	7.01(c)(2)
(d)(3)	6.05; 7.01(c)(3)
(e)	6.09
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.03
(a)(2)	6.10
(b)	2.04
318(a)	1.04

N.A. means not applicable.

Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture

INDENTURE dated as of March 30, 2010, between THE STEAK N SHAKE COMPANY, an Indiana corporation ("Company") and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Trustee").

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company's 14% Subordinated Debentures Due 2015 ("Debentures"):

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION, APPLICABILITY OF THE TRUST INDENTURE ACT

Section 1.01.     Definitions.

"Affiliate."  Any Person controlling or controlled by or under common control with the referenced Person.  "Control" for this definition means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.  The terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Agent."  Any Registrar or Paying Agent.

"Board."  The Board of Directors of the Person or any officer or committee thereof authorized to act for such Board.

"Business Day."  A day that is not a Legal Holiday.

"Company."  The party named as such above (including Biglari Holdings Inc., from and after the effective date of the change of the Company's corporate name that is proposed as of the date of this Indenture) until a successor which duly assumes the obligations upon the Debentures and under the Indenture replaces it and thereafter means the successor.

"Capital Lease Obligation."  At the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

"Consolidated Depreciation and Amortization Expense."  With respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Subsidiaries for such period on a consolidated basis and determined in accordance with GAAP.

"Consolidated Interest Expense."  With respect to any Person for any period, (i) the sum, without duplication, of: (A) consolidated interest expense of such Person and its Subsidiaries for such period (including amortization of original issue discount, the interest component of Capital Lease Obligations and net payments (if any) pursuant to Interest Rate Hedging Agreements, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses) and (B) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued, less (ii) interest income of such Person and its Subsidiaries for such period.

"Consolidated Net Income."  With respect to any Person for any period, the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP.

"Credit Facility."  Any debt facility or commercial paper facility with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

"Debentures."  The Debentures described above issued under this Indenture.

"Debt."  With respect to any Person, without duplication, (i) any obligation of such Person to pay the principal of, premium of, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) in respect of borrowed money (including instances where the recourse of the lender is to the whole of the assets of such Person or to a portion thereof), (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) including securities, (C) evidenced by any letter of credit or performance bond (or any reimbursement agreement in respect thereof) or any bank guarantees or banker's acceptance, (D) representing Capital Lease Obligations, (E) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or (F) representing any obligations in respect of Interest Rate Hedging Agreements; (ii) all direct or indirect guarantees, agreements to be jointly liable or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clause (i), to the extent that such indebtedness, obligations or liabilities would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; (iii) any obligation of the type described in clauses (i) and (ii) secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (iv) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii).

"Default."  Any event which is, or after notice or passage of time would be, an Event of Default.

"EBITDA."  With respect to any Person for any period, an amount equal to: (i) the sum of (A) Consolidated Net Income, (B) any provision for taxes based on income or profits, (C) Consolidated Interest Expense, (D) loss from extraordinary items, (E) Consolidated Depreciation and Amortization Expense, (F) any aggregate net loss from the sale, exchange or other disposition of capital assets and (G) all other non-cash expenses, charges and losses (including any unrealized losses relating to investments in marketable securities) that are not payable in cash in any subsequent period; minus (ii) the sum of, in each case to the extent included in the calculation of Consolidated Net Income, but without duplication, (A) any credit for income tax, (B) interest income, (C) gains from extraordinary items, (D) any aggregate net gain from the sale, exchange or other disposition of capital assets and (E) any other non-cash gains (including any unrealized gains relating to investments in marketable securities) or other items which have been added in determining Consolidated Net Income, including any reversal of a change referred to in clause (i)(G) above by reason of a decrease in the value of any marketable securities.

"Exchange Act."  The Securities Exchange Act of 1934, as amended.

"Equity Interests."  The capital stock of the Company and all warrants, options or other rights to acquire the Company's capital stock (but excluding any debt security that is convertible into, or exchangeable for, the Company's capital stock).

"Fixed Charge Coverage Ratio."  For any period tested, the ratio of:  (i) the sum, without duplication, of the Company's EBITDA, plus rental expense and operating lease payments, less dividends and distributions to shareholders of the Company, expenses that are extraordinary items and Unfunded Capital Expenditures, to (ii) the sum of the Company's Consolidated Interest Expense, plus all principal payments (to the extent not funded by incurring other Debt) with respect to Debt that were paid or were due and payable by the Company or any of its consolidated Subsidiaries during the period tested, plus rental expense and operating lease payments, and all taxes paid in cash during such period.  The Fixed Charge Coverage Ratio shall be determined for the period tested on a consolidated basis.  For each period ending on or before the ending date of the Company's fiscal quarter that will end on or about March 31, 2010, the calculation of the Company's Fixed Charge Coverage Ratio shall not include principal payments made or payable during such period on the Debt payable to the noteholders under that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002, entered into by and among the Company, Prudential, Prudential Investment Management, Inc., and certain Prudential affiliates, as amended, and as it may hereafter be amended, modified, or restated from time to time and that certain Credit Agreement entered into by and between Steak n Shake Operations, Inc. and Fifth Third Bank, dated as of September 30, 2009, as amended on February 2, 2010, and as it may be hereafter modified or restated from time to time.

"GAAP."  Generally accepted accounting principles in the United States.

"Holder" or "Debentureholder."  A Person in whose name a Debenture is registered.

"Indenture."  This Indenture as amended from time to time, including the terms of the Debentures and any amendments.

"Interest Rate Hedging Agreements."  With respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

"Officers' Certificate."  A certificate signed by two Officers, at least one of whom shall be the principal executive officer, principal financial officer or principal accounting officer of the Company.  See Section 11.03 and Section 11.04.

"Opinion of Counsel."  Written opinion from legal counsel who is acceptable to the Trustee.  See Section 11.03 and Section 11.04.

"Person."  Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

"Principal" of a Debenture means the principal of the Debenture plus the premium, if any, on the Debenture which is due or overdue or is to become due at the relevant time.

"Proceeding."  A liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under Bankruptcy Law, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution, but shall not include any transaction permitted by and made in compliance with Article V.

"Representative."  The indenture trustee or other trustee, agent or representative for an issue of Senior Debt.

"SEC."  The U.S. Securities and Exchange Commission.

"Senior Debt."  (i) Debt of the Company under or in respect of any Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts and (ii) any other Debt of the Company permitted under the terms of this Indenture, unless the instrument under which such Debt is incurred or issued expressly provides that it is on a parity with or subordinated in right of payment to the Debentures. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt shall not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Debt of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables, (iv) any Debt that is incurred in violation of this Indenture (other than Debt under any Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Debt under this Indenture) or (v) Debt that, if it were treated as Senior Debt at the time when it was incurred, would have caused the total unpaid principal amount of Senior Debt of the Company that would then be outstanding to have exceeded $50,000,000.

"Subsidiary."  In respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

"TIA."  The Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of this Indenture, except as provided in Section 1.04 and Section 9.03.

"Trust Officer."  Any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters or to whom a matter concerning the Indenture may be referred.

"Trustee."  The party named as such above until a successor replaces it and thereafter means the successor.  See also Section 10.14.

"U.S. Government Obligations."  Securities that are direct, noncallable, nonredeemable obligations of, or noncallable, nonredeemable obligations guaranteed by, the United States for the timely payment of which obligation or guarantee the full faith and credit of the United States is pledged, or funds consisting solely of such securities, including funds managed by the Trustee or one of its Affiliates (including such funds for which it or its Affiliates receives fees in connection with such management).

"Unfunded Capital Expenditures."  For any period tested, a dollar amount not less than zero equal to the Company's capital expenditures as shown under "Investing Activities" in the Company's consolidated statement of cash flows for such period in accordance with GAAP, minus the sum of (i) proceeds from property and equipment disposals under "Investing Activities" in the Company's consolidated statement of cash flows for such period in accordance with GAAP, and (ii) proceeds from the issuance of long-term debt and from sale-leaseback transactions included under "Financing Activities" in the Company's consolidated statement of cash flows for such period in accordance with GAAP.

Section 1.02.     Other Definitions.

Term	Defined in Section
"Bankruptcy Law"	6.01
"Custodian"	6.01
"Defaulted Interest"	2.13
"Distribution"	10.14
"Fixed Charge Coverage Ratio"	4.02
"Event of Default"	6.01
"incur"	4.03
"Junior Debentures"	10.13
"Legal Holiday"	11.06
"Notice"	11.01
"Officer"	11.09
"Paying Agent"	2.03
"Payment Blockage Period"	10.14
"Proceeding"	1.01
"Registrar"	2.03
"Senior Debt Default Notice"	10.14
"Senior Debt Payment Default"	10.14
"Tangible Liabilities"	4.03
"Tangible Net Worth"	4.03

Section 1.03.     Rules of Construction.  Unless the context otherwise requires:

(a)     a term defined in Section 1.01 or Section 1.02 has the meaning assigned to it therein, and terms defined in the TIA have the meanings assigned to them in the TIA;

(b)     an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)     "or" is not exclusive;

(d)     words in the singular include the plural, and words in the plural include the singular;

(e)     provisions apply to successive events and transactions;

(f)     "herein," "hereof" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(g)     "including" means including without limitation.

Section 1.04.     Trust Indenture Act.  The provisions of TIA Sections 310 through 317 that impose duties on any Person (including the provisions automatically deemed included herein unless expressly excluded by this Indenture) are a part of and govern this Indenture upon and so long as the Indenture and Debentures are subject to the TIA.  If any provision of this Indenture limits, qualifies or conflicts with such duties, the imposed duties shall control.  If a provision of the TIA requires or permits a provision of this Indenture and the TIA provision is amended, then the Indenture provision shall be automatically amended to like effect.

ARTICLE II
THE DEBENTURES

Section 2.01.     Form and Dating.  The Debentures and the certificate of authentication shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture.  The Debentures may have notations, legends or endorsements required by Section 2.11, law, stock exchange rule, automated quotation system, agreements to which the Company is subject, or usage.  Each Debenture shall be dated the date of its authentication (which, in the case of the original issuance of a Debenture, shall be deemed to be as of March 30, 2010).  The Debentures shall be in denominations of $1,000.00 and whole multiples of $1,000.00.   If and when the corporate name of the Company is changed (as proposed as of the date of this Indenture)  from "The Steak n Shake Company" to "Biglari Holdings Inc.," then the corporate name (wherever it appears on the form of the Debentures) shall be changed accordingly but it shall not be necessary for the Trustee, or the Company or its agents, to call in any Debenture certificates issued prior to that name change solely to effect the change of corporate name on the face or reverse sides of such certificates.

Section 2.02.     Execution and Authentication.  Two Officers shall sign the Debentures for the Company by manual or facsimile signature.

If an Officer whose signature is on a Debenture no longer holds that office at the time the Debenture is authenticated, the Debenture is still valid.

A Debenture shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Debenture.  The signature shall be conclusive evidence that the Debenture has been authenticated under this Indenture.

The Trustee shall authenticate Debentures for original issue up to the amount stated in paragraph 4 of Exhibit A in accordance with an Officers' Certificate of the Company.  The aggregate principal amount of Debentures outstanding at any time may not exceed that amount except as provided in Section 2.07. In accepting the responsibilities under this Indenture in relation to such Debentures, the Trustee shall receive, and (subject to Section 7.01) will be fully protected in relying upon, an Opinion of Counsel stating that the Indenture and such Debentures, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting creditors' rights and by general principles of equity; and that all laws and requirements in respect of the execution and delivery by the Company of such Debentures have been complied with.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Debentures.  An authenticating agent may authenticate Debentures whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate.

Section 2.03.     Agents.  The Company shall maintain an office or agency where Debentures may be presented for registration of transfer or for exchange ("Registrar"), where Debentures may be presented for payment ("Paying Agent").  Whenever the Company must issue or deliver Debentures pursuant to this Indenture, the Trustee shall authenticate the Debentures at the Company's request.  The Registrar shall keep a register of the Debentures and of their transfer and exchange.

The Company may appoint more than one Registrar or Paying Agent.  The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture.  If the Company does not appoint another Registrar or Paying Agent, the Trustee shall act as such.

Prior to due presentment of a Debenture for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name such Debenture is registered as the owner of such Debenture for the purpose of receiving payment of principal of and any interest on such Debenture and for all other purposes whatsoever.

Section 2.04.     Paying Agent To Hold Money in Trust.  At least one Business Day prior to each due date of the Principal and interest on any Debenture, the Company shall deposit with the Paying Agent a sum sufficient to pay such Principal and interest when so becoming due.  The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent will hold in trust for the benefit of Debentureholders or the Trustee all money held by the Paying Agent for the payment of the Principal of or interest on the Debentures, will notify the Trustee of any Default by the Company in making any such payment, and will comply with ARTICLE XI.  While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.  If the Company or any Affiliate acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.

Section 2.05.     Debentureholder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Debentureholders.  If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least ten (10) Business Days before each interest payment date and at such other times as the Trustee may request, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Debentureholders.

Section 2.06.     Transfer and Exchange.  The Debentures shall be issued in registered form and shall be transferable only upon surrender of a Debenture for registration of transfer.  When a Debenture is presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Debentures of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met and the Debenture has not been redeemed.  The Company may charge a reasonable fee for any registration of transfer or exchange but not for any exchange pursuant to Section 2.10, Section 3.07, Section 9.05 or Section 10.02.

All Debentures issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Debentures surrendered upon such transfer or exchange.

Section 2.07.     Replacement Debentures.  If the Holder of a Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company that the Debenture has been acquired by a protected purchaser, the Company shall issue a replacement Debenture.  If required by the Trustee or the Company, an indemnity bond must be provided which is sufficient in the judgment of both to protect the Company, the Trustee and the Agents from any loss which any of them may suffer if a Debenture is replaced.  The Company or the Trustee may charge the Holder for its expenses in replacing a Debenture.

Every replacement Debenture is an additional obligation of the Company.

Section 2.08.     Outstanding Debentures.

(a)     Debentures outstanding at any time are all Debentures authenticated by the Trustee except for those canceled by the Registrar, those delivered to it for cancellation and those described in this Section as not outstanding.  A Debenture does not cease to be outstanding because the Company or an Affiliate holds the Debenture.

(b)     If a Debenture is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Debenture is held by a protected purchaser.

(c)     If Debentures are considered paid under Section 4.01, they cease to be outstanding and interest on them ceases to accrue.

Section 2.09.     Treasury Debentures Disregarded for Certain Purposes.  In determining whether the Holders of the required Principal amount of Debentures have concurred in any direction, waiver or consent, Debentures owned by the Company or an Affiliate shall be disregarded and deemed not to be outstanding, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Debentures which the Trustee knows are so owned shall be so disregarded.  Debentures so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee's right to deliver any such direction, waiver or consent with respect to the Debentures and that the pledgee is not the Company or any other obligor upon the Debentures or any Affiliate of the Company or of such other obligor.

Section 2.10.     Temporary Debentures.  Until definitive Debentures are ready for delivery, the Company may use temporary Debentures.  Temporary Debentures shall be substantially in the form of definitive Debentures but may have variations that the Company considers appropriate for temporary Debentures.  Without unreasonable delay, the Company shall deliver definitive Debentures in exchange for temporary Debentures.

Section 2.11.     Global Debentures.  The Company may issue some or all of the Debentures in temporary or permanent global form.  The Company may issue a global Debenture only to a depository.  A depository may transfer a global Debenture only to its nominee or to a successor depository.  Interests in a global Debenture may be exchanged for definitive Debentures, or a definitive Debenture may be exchanged for interests in a global Debenture,       as directed by the Debentureholder or the depository in accordance with its procedures.  A global Debenture shall represent the amount of Debentures specified in the global Debenture, as reflected in the schedule of exchanges to such global Debenture substantially in the form of Exhibit B.  A global Debenture may have variations that the depository requires or that the Company considers appropriate for such a security.

Beneficial owners of part or all of a global Debenture are subject to the rules of the depository as in effect from time to time.

The Company, the Trustee and the Agents shall not be responsible for any acts or omissions of a depository, for any depository records of beneficial ownership interests or for any transactions between the depository and beneficial owners.

Section 2.12.     Cancellation.  The Company at any time may deliver Debentures to the Trustee for cancellation.  The Paying Agent, if not the Trustee, shall forward to the Trustee any Debentures surrendered to them for payment.  The Trustee shall cancel all Debentures surrendered for registration of transfer, exchange, payment, or cancellation and shall dispose of canceled Debentures according to its standard procedures.  The Company may not issue new Debentures to replace Debentures that it has paid or which have been delivered to the Trustee for cancellation.

Section 2.13.     Defaulted Interest.  If the Company defaults in a payment of interest on the Debentures ("Defaulted Interest") such Defaulted Interest shall cease to be payable to the Debentureholder on the relevant record date and shall be paid by the Company, at its election, under either (1) or (2) below:

(a)     The Company may pay the Defaulted Interest together with interest thereon to the Persons which are Debentureholders on a subsequent special record date.  The Company shall notify the Trustee of the amount of Defaulted Interest together with interest thereon to be paid and pay over such amount to the Trustee.  The Trustee shall then fix a special record date and at the Company's expense shall notify Debentureholders not less than 10 days prior to such special record date of the proposed payment, of the special record date, and of the payment date.

(b)     The Company may make payment of Defaulted Interest together with interest thereon in any lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Debentures may be listed or designated for issuance.  The Company shall give prompt notice to the Trustee and Debentureholders that it intends to make payment pursuant to this Section 2.13(b) and of the special record date of the proposed payment, and of the payment date. Such notice shall be delivered by the Company to the Trustee not less than 10 days prior to such special record date of the proposed payment.

Section 2.14.     CUSIP Numbers.  The Company in issuing the Debentures may use CUSIP numbers, if then generally in use, and the Trustee may use such numbers in any notice, including any notice of redemption or exchange, with respect to such Debentures provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Debentures or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Debentures, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee in writing of any change in the CUSIP numbers. If and when the CUSIP number originally assigned for the Debentures is changed as a consequence of the change in the corporate name of the Company (as proposed as of the date of this Indenture)  from "The Steak n Shake Company" to "Biglari Holdings Inc.," then the CUSIP number (wherever it appears on the form of the Debentures) for the Debentures shall be changed accordingly but it shall not be necessary for the Trustee, or the Company or its agents, to request that holders of Debenture certificates issued prior to that change in CUSIP number be surrendered for re-issuance, solely to reflect the change of CUSIP number on the face or reverse sides of such certificates.

ARTICLE III
REDEMPTION

Section 3.01.     General.  The Debentures are not redeemable by the Company at any time prior to March 30, 2011.  From and after March 30, 2011, the Company may, at its option, redeem the Debentures, in whole or in part, subject to compliance with Article III of this Indenture, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed. The Company's right to redeem Debentures under this Article III may not be exercised if and for so long as the Company has failed to pay interest on any Debenture when the same becomes due and payable.

Section 3.02.     Notice to Trustee.

(a)     If Debentures are to be redeemed, the Company shall notify the Trustee of the redemption date, the Principal amount of Debentures to be redeemed and the provision of the Debentures permitting or requiring the redemption.

(b)     The Company shall give each notice provided for in this Section at least 50 days before the redemption date unless a shorter period is satisfactory to the Trustee. If fewer than all the Debentures are to be redeemed, the record date relating to such redemption shall be selected by the Company and given to the Trustee, which record date shall be not less than 15 days prior to the redemption date.

Section 3.03.     Selection of Debentures To Be Redeemed.  If less than all the Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed by a method that complies with the requirements, if any, of any stock exchange on which the Debentures are listed and that the Trustee considers fair and appropriate, which may include selection pro rata or by lot.  The Trustee shall make the selection from Debentures outstanding not previously called for redemption.  The Trustee may select for redemption portions of the Principal of Debentures that have denominations larger than $1,000.  Debentures and portions thereof selected by the Trustee shall be in amounts of $1,000 or whole multiples of $1,000.  Provisions of this Indenture that apply to Debentures called for redemption also apply to portions of Debentures called for redemption.  Global Debentures shall be selected for redemption in accordance with the procedures of the depository.

Section 3.04.     Notice of Redemption.  At least 30 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption to each Holder whose Debentures are to be redeemed.

The notice shall state that it is a notice of redemption, identify the Debentures to be redeemed and shall state:

(a)     the redemption date;

(b)     the redemption price;

(c)     the name and address of the Paying Agent;

(d)     that Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e)     that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Debentures (or portion thereof) called for redemption ceases to accrue on and after the redemption date; and

(f)     list the CUSIP number of the Debentures and state that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Debentures.

At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense.

Section 3.05.     Effect of Notice of Redemption.  Once notice of redemption is mailed, Debentures called for redemption become due and payable on the redemption date at the redemption price.  Upon surrender to the Paying Agent, such Debentures shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date.  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.06.     Deposit of Redemption Price.  At least one Business Day prior to the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of, and accrued interest on, all Debentures to be redeemed on that date other than Debentures or portions of Debentures called for redemption which have been delivered by the Company to the Registrar for cancellation.  Unless the Company shall default in the payment of Debentures (and accrued interest) called for redemption, interest on such Debentures shall cease to accrue after the redemption date.

Section 3.07.     Debentures Redeemed in Part.  Upon surrender of a Debenture that is redeemed in part, the Company shall deliver to the Holder (at the Company's expense) a new Debenture equal in Principal amount to the unredeemed portion of the Debenture surrendered.

ARTICLE IV
COVENANTS

Section 4.01.     Payment of Debentures. The Company shall pay or cause to be paid the Principal of and interest on the Debentures on the dates and in the manner provided in the Debentures and this Indenture.  Principal and interest shall be considered paid on the date due if the Paying Agent (if other than the Company or an Affiliate thereof) holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all Principal and interest then due.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue Principal at the rate equal to two percent per annum in excess of the then applicable interest rate on the Debentures to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue Defaulted Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.     Restrictions on Dividends and Other Payments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:  (i) declare or pay a dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment to holders of the Company's Equity Interests in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company in excess of $2,000,000 in the aggregate during any 12-month period; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Debt that is subordinated to the Debentures, except at final maturity (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment: (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Company's Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ended with the fiscal quarter most recently completed before the date of such Restricted Payment, shall (on a pro forma basis, as adjusted to give effect to such Restricted Payment as if it had been made as of the close of business on the last day of such period) have been greater than or equal to 1.30 to 1.00.

Section 4.03.     Restrictions on Debt. Subject to the provisions of Section 4.08, the Company shall not create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt, and shall not permit any Subsidiary to incur any Debt, unless (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Company's Fixed Charge Coverage Ratio for the period of four (4) consecutive fiscal quarters ended with the fiscal quarter most recently completed before the date such is incurred, shall (on a pro forma basis, as adjusted to give effect to the incurrence of such Debt as if it had been incurred as of the close of business on the last day of such period) have been greater than or equal to 1.30 to 1.00.

Section 4.04.     SEC Reports.  The Company shall file with the Trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  The Company will cause any quarterly and annual reports which it makes available to its stockholders to be mailed to the Holders.  The Company will also comply with the other provisions of TIA Section 314(a).  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

Section 4.05.     Compliance Certificate.  The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company, an Officers' Certificate (that need not comply with the provisions of Section 11.04) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer(s) with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, in such Officer's capacity as an Officer of the Company:

(a)     the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default (without regard to grace periods or notice requirements) in the performance or observance of any of the terms, provisions and conditions of this Indenture, or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto; and

(b)     no event has occurred and remains in existence by reason of which payments on account of the Principal of or interest on the Debentures are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

Section 4.06.     Notice of Certain Events.  The Company shall give prompt written notice to the Trustee and any Paying Agent of (i) any Proceeding, (ii) any Default or Event of Default, (iii) any cure or waiver of any Default or Event of Default, (iv) any Senior Debt Payment Default or Senior Debt Default Notice, and (v) if and when the Debentures are listed on any stock exchange.

Section 4.07.     Corporate Existence. Except as permitted by Article V hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all rights (charter and statutory) of the Company.

Section 4.08.     Senior Debt Limitation. Notwithstanding the provisions of Section 4.03 hereof, the Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Debt (other than Debt that is Senior Debt at the time that the Company incurs, creates, issues, assumes, guarantees, or otherwise becomes liable therefor) that is senior in any respect in right of payment to the Debentures.

ARTICLE V
SUCCESSORS

Section 5.01.     When Company May Merge, etc.  The Company shall not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, in one or more related transactions, to any Person unless:

(a)     either the Company shall be the resulting or surviving entity or such Person is a corporation organized and existing under the laws of the United States, a State thereof or the District of Columbia;

(b)     if the Company is not the resulting or surviving entity, such Person assumes by supplemental indenture all the obligations of the Company under the Debentures and this Indenture; and

(c)     immediately before and immediately after giving effect to such transaction or series of transactions no Default exists.

The Company shall deliver to the Trustee prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each of which shall state that such consolidation, merger or transfer and such supplemental indenture comply with this ARTICLE V and that all conditions precedent herein provided for relating to such transaction and the execution and delivery of such supplemental indenture have been complied with.

Section 5.02.     Successor Corporation Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Debentures with the same effect as if such successor corporation had been named as the Company herein and in the Debentures.  Thereafter the obligations of the Company under the Debentures and Indenture shall terminate except for (i) obligations the Company may have under a supplemental indenture pursuant to Article IX and (ii) in the case of a sale, assignment, transfer, lease, conveyance or other disposition of the assets of the Company, the obligation to pay the Principal of and interest on the Debentures.

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.01.     Events of Default.  An "Event of Default" occurs if:

(a)     the Company fails to pay interest on any Debenture when the same becomes due and payable and such failure continues for a period of 10 days, whether or not such payment is prohibited by the provisions of Article X;

(b)     the Company fails to pay the Principal of any Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, whether or not such payment is prohibited by the provisions of Article X;

(c)     the Company fails to observe or perform any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to Article V;

(d)     the Company fails to comply with any of its other agreements or covenants in, or provisions of, the Debentures or this Indenture and such failure continues for the period and after the notice specified below;

(e)     a default occurs under any Senior Debt of the Company, whether such Senior Debt now exists or shall be created hereafter, which default results in the acceleration of such Senior Debt prior to its express maturity; provided, that if any such acceleration is rescinded, or such Senior Debt is repaid, within a period of 10 days from the continuation of such default beyond the occurrence of such acceleration, as the case may be, such Event of Default under this Indenture and any consequential acceleration of the Debentures shall be automatically rescinded;

(f)     the Company pursuant to or within the meaning of any Bankruptcy Law:

(i)     commences a voluntary case or proceeding,

(ii)     consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii)     consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(iv)     makes a general assignment for the benefit of its creditors; or

(g)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)     is for relief against the Company in an involuntary case or proceeding,

(ii)     appoints a Custodian of the Company for all or substantially all of its property, or

(iii)     orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default, whether it is voluntary or involuntary, a consequence of the application of ARTICLE XI, or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term "Bankruptcy Law" means title 11 of the U.S. Code or any other U.S. federal or state law relating to bankruptcy, insolvency, winding up, liquidation, receivership, reorganization or relief of debtors.  The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

A Default under clause (d) is not an Event of Default until the Trustee or the Holders of at least 25% in Principal amount of the Debentures notify the Company and the Trustee of the Default and the Company does not cure the Default, or it is not waived, within 45 days after receipt of the notice.  The notice must specify the Default, demand that it be remedied to the extent consistent with law, and state that the notice is a "Notice of Default."

Section 6.02.     Acceleration.  If an Event of Default (other than an Event of Default specified in clause (e) or (f) of Section 6.01) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in Principal amount of the Debentures by notice to the Company and the Trustee, may declare the Principal of and accrued and unpaid interest on all the Debentures to be due and payable.  Upon such declaration the Principal and interest shall be due and payable immediately.  If an Event of Default specified in clause (e) or (f) of Section 6.01 occurs with respect to the Company, all the Principal of and accrued and unpaid interest on all the Debentures shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in Principal amount of the Debentures by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default have been cured or waived except nonpayment of Principal or interest that has become due solely because of the acceleration.

Section 6.03.     Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of Principal or interest on the Debentures or to enforce the performance of any provision of the Debentures or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Debentures or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Debentureholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04.     Waiver of Past Defaults.  The Holders of a majority in Principal amount of the Debentures by notice to the Trustee may waive an existing Default and its consequences except:

(a)     a Default in the payment of the Principal of or interest on any Debenture;

(b)     a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Debentureholder affected.

Section 6.05.     Control by Majority.  The Holders of a majority in Principal amount of the Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, is unduly prejudicial to the rights of other Debentureholders, or would involve the Trustee in personal liability or expense for which the Trustee has not received a satisfactory indemnity.

Section 6.06.     Limitation on Suits.  A Debentureholder may pursue a remedy with respect to this Indenture or the Debentures only if:

(a)     the Holder gives to the Trustee notice of a continuing Event of Default;

(b)     the Holders of at least 25% in Principal amount of the Debentures make a request to the Trustee to pursue the remedy and such Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses, and liabilities to be incurred in compliance with such request;

(c)     the Trustee either (i) gives to such Holders notice it will not comply with the request, or (ii) does not comply with the request within 15 days after receipt of the request; and

(d)     the Holders of a majority in Principal amount of the Debentures do not give the Trustee a direction inconsistent with the request prior to the earlier of the date, if ever, on which the Trustee delivers a notice under Section 6.06(c)(i) or the expiration of the period described in Section 6.06(c)(ii).

A Debentureholder may not use this Indenture to prejudice the rights of another Debentureholder or to obtain a preference or priority over another Debentureholder. The Trustee shall mail to all Holders any notice it receives from Holders under this Section and of any notice the Trustee provides pursuant to Section 6.06(c)(i).

Section 6.07.     Rights of Holders To Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder of a Debenture to receive payment of Principal and interest on the Debenture, on or after the respective due dates expressed in the Debenture, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Nothing in this Indenture limits or defers the right or ability of Holders to petition for commencement of a case under applicable Bankruptcy Law to the extent consistent with such Bankruptcy Law.

Section 6.08.     Collection Suit by Trustee.  If an Event of Default in the payment of Principal or interest specified in clause (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of Principal and accrued interest remaining unpaid, together with, to the extent that payment of such interest is lawful, interest on overdue principal and on overdue Defaulted Interest, in each case at the rate per annum borne by the Debentures and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.     Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07, and to the extent that such payment of the reasonable compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Debentures or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors' or other similar committee.

Section 6.10.     Priorities. After an Event of Default any money or other property distributable in respect of the Company's obligations under this Indenture shall be paid in the following order:

First:  to the Trustee (including any predecessor Trustee) for amounts due or reasonably anticipated to become due under Section 7.07;

Second:  to holders of Senior Debt to the extent required by ARTICLE XI;

Third:  to Debentureholders for amounts due and unpaid on the Debentures for Principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Debentures for Principal and interest, respectively; and

Fourth:  to the Company.

The Trustee may fix a record date and payment date for any payment to Debentureholders.

Section 6.11.     Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in Principal amount of the Debentures.

Section 6.12.     Actions of a Holder.  For the purpose of providing any consent, waiver or instruction to the Company or the Trustee, a "Holder" or "Debentureholder" shall include a Person who provides to the Company or the Trustee, as the case may be, an affidavit of beneficial ownership of a Debenture together with a satisfactory indemnity against any loss, liability or expense to such party to the extent that it acts upon such affidavit of beneficial ownership (including any consent, waiver or instructions given by a Person providing such affidavit and indemnity).

ARTICLE VII
TRUSTEE

Section 7.01.     Duties of Trustee.

(a)     If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

(b)     Except during the continuance of an Event of Default:

(i)     The Trustee need perform only those duties that are specifically set forth in this Indenture and no others.

(ii)     In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)     The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)     This paragraph does not limit the effect of paragraph (b) of this Section.

(ii)     The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)     The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 or in accordance with the direction of the Holders of a majority in principal amount of the Outstanding Debentures relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any right or power conferred upon the Trustee, under this Indenture.

(iv)     The Trustee may refuse to perform any duty or exercise any right or power which would require it to expend its own funds or risk any liability if it shall reasonably believe that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

(d)     Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)     The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company in writing. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.     Rights of Trustee.

(a)     The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)     Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers' Certificate or an Opinion of Counsel.  The Trustee may also consult with counsel on any matter relating to the Indenture or the Debentures and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the advice of such counsel or in reliance on any Opinion of Counsel.

(c)     The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)     The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e)     Except in connection with compliance with TIA Section 310 or 311, the Trustee shall only be charged with knowledge of Trust Officers.

Section 7.03.     Individual Rights of Trustee; Disqualification.  The Trustee in its individual or any other capacity may become the owner or pledgee of Debentures and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee is subject to TIA Sections 310(b) and 311. Any other indenture of the Company is excluded from TIA Section 310(b) to the maximum extent allowable by the TIA.

Section 7.04.     Trustee's Disclaimer.  The Trustee shall have no responsibility for the validity or adequacy of this Indenture or the Debentures. It shall not be accountable for the Company's use of the proceeds from the Debentures, shall not be responsible for any statement in the Debentures other than its authentication, and shall not be responsible for any document or statement in connection with the issuance or sale of the Debentures.

Section 7.05.     Notice of Defaults.  If a continuing Default is known to the Trustee, the Trustee shall mail to Debentureholders a notice of the Default within 90 days after it occurs.  Except in the case of a Default in payment on any Debenture, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Debentureholders.

Section 7.06.     Reports by Trustee to Holders.  If required pursuant to TIA Section 313(a), within 60 days after the reporting date stated in Section 11.09, the Trustee shall mail to Debentureholders a brief report dated as of such reporting date that complies with TIA Section 313(a).  The Trustee also shall comply with TIA Section 313(b)(2).

A copy of each report at the time of its mailing to Debentureholders shall be filed with the SEC and each stock exchange on which the Debentures are listed.  The Company hereby notifies the Trustee the Debentures have been listed on the New York Stock Exchange, and will notify the Trustee if the Debentures are listed on any other stock exchange or cease being listed on the New York Stock Exchange.

Section 7.07.     Compensation and Indemnity.  The Company shall pay to the Trustee from time to time reasonable compensation for its services, including for any Agent capacity in which it acts.  The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it.  Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee's agents and counsel.

The Company shall indemnify the Trustee against any loss, liability or expense incurred by it including in any Agent capacity in which it acts.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  The Company shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.

The Company need not pay for any settlement made without its consent, which consent shall not unreasonably be withheld.  The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through negligence, willful misconduct or bad faith.

To secure the Company's payment obligations in this Section, the Trustee shall have a lien prior to the Debentures on all money or property held or collected by the Trustee, except that held in trust to pay Principal and interest on particular Debentures.

Without prejudice to its rights hereunder, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

The provisions of this Section shall survive the satisfaction and discharge or termination of this Indenture, the resignation or removal of the Trustee, and the defeasance of the Debentures.

Section 7.08.     Replacement of Trustee.  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

The Trustee may resign by so notifying the Company.  The Holders of a majority in Principal amount of the Debentures may remove the Trustee by so notifying the Trustee and the Company.  The Company may remove the Trustee if:

(a)     the Trustee fails to comply with Section 7.10;

(b)     the Trustee is adjudged a bankrupt or an insolvent;

(c)     a receiver or public officer takes charge of the Trustee or its property; or

(d)     the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

If a successor Trustee is not appointed and does not take office within 30 days after the retiring Trustee resigns, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office.  If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or, subject to Section 6.11, any Debentureholder may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Debentureholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.  Within one year after a successor Trustee appointed by the Company or a court pursuant to this Section 7.08 takes office, the Holders of a majority in Principal amount of the Debentures may appoint a successor Trustee to replace such successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Debentureholders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

Section 7.09.     Successor Trustee by Merger, etc.  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee, if such successor corporation is eligible and qualified under Section 7.10.

Section 7.10.     Eligibility.  This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1) and 310(a)(2).  The Trustee shall always have a combined capital and surplus as stated in Section 11.09.

Section 7.11.     Preferential Collection of Claims Against Company.  Upon and so long as the Indenture is qualified under the TIA, the Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed is subject to TIA Section 311(a) to the extent indicated.

ARTICLE VIII
SATISFACTION AND DISCHARGE

Section 8.01.     Satisfaction and Discharge of Indenture.  This Indenture shall cease to be of further effect (except as to any registration of transfer or exchange of Debentures expressly provided for herein), and the Trustee, on demand of and at expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(a)     either

(i)     all Debentures theretofore authenticated and delivered (other than (x) Debentures which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (y) Debentures for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 8.04) have been delivered to the Trustee for cancellation; or

(ii)     all such Debentures not theretofore delivered to the Trustee for cancellation

(A)     have become due and payable, or

(B)     will become due and payable at their stated maturity within one year, or

(C)     are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company in the case of (A), (B), and (C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money or U.S. Government Obligations, or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of public accountants, to pay and discharge the entire indebtedness on such Debentures not theretofore delivered to the Trustee for cancellation, for Principal and interest to the date of such deposit (in the case of Debentures which have become due and payable) or to the stated maturity or redemption date, as the case may be;

(b)     the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(c)     the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Holders under Section 4.01, to the Trustee under Section 7.07, and, if money or U.S. Government Obligations shall have been deposited with the Trustee pursuant to clause (ii) of paragraph (a) of this Section 8.01, the obligations of the Trustee under Section 8.02 shall survive.

Section 8.02.     Application of Trust Funds.  The Trustee or Paying Agent shall hold in trust, for the benefit of the Holders, all money and U.S. Government Obligations deposited with it (or into which such money and U.S. Government Obligations are reinvested) pursuant to Section 8.01.  It shall apply such deposited money and money from U.S. Government Obligations in accordance with this Indenture to the payment of the Principal and interest on the Debentures.  Money and U.S. Government Obligations so held in trust (i) are not subject to ARTICLE XI and (ii) are subject to the Trustee's rights under Section 7.07.

Section 8.03.     Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Obligations in accordance with Section 8.01 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Indenture, the Debentures shall be revived and reinstated as though no deposit had occurred pursuant to this ARTICLE VIII, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01; provided, however, that if the Company makes any payment of Principal of or interest on any Debenture following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Debentures to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent after payment in full to the Holders.

Section 8.04.     Repayment to Company.  The Trustee and Paying Agent shall promptly turn over to the Company upon request any excess money or U.S. Government Obligations held by them at any time.  All money or U.S. Government Obligations deposited with the Trustee pursuant to Section 8.01 (and held by it or a Paying Agent) for the payment of Debentures subsequently redeemed shall be returned to the Company upon request.

The Trustee and the Paying Agent shall pay to the Company, upon request and subject to applicable abandoned property law, any money held by them for payment of Principal or interest that remains unclaimed for two years after the right to such money has matured.  After payment to the Company, Debentureholders entitled to the money shall look to the Company for payment as unsecured general creditors unless an abandoned property law designates another Person.

ARTICLE IX
AMENDMENTS

Section 9.01.     Without Consent of Holders.  The Company and the Trustee may amend this Indenture or the Debentures without the consent of any Debentureholder:

(a)     to cure any ambiguity, defect or inconsistency;

(b)     to comply with Section 5.01; or

(c)     to make any change that does not adversely affect the rights of any Debentureholder.

Section 9.02.     With Consent of Holders.  The Company and the Trustee may amend this Indenture or the Debentures with the written consent of the Holders of at least a majority in Principal amount of the Debentures.  However, notwithstanding the foregoing but subject to Section 9.04, without the written consent of each Debentureholder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

(a)     reduce the amount of Debentures whose Holders must consent to an amendment;

(b)     reduce the interest on or change the time for payment of interest on any Debenture;

(c)     reduce the Principal of or change the fixed maturity of any Debenture;

(d)     make any Debenture payable in money other than that stated in the Debenture;

(e)     make any change in Section 6.04, Section 6.07 or Section 9.02 (second sentence); or

(f)     make any change in ARTICLE XI that adversely affects the rights of any Debentureholder.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

An amendment under this Section may not make any change that adversely affects the rights under ARTICLE XI of any Senior Debt unless it consents to the change.

Section 9.03.     Compliance with Trust Indenture Act and Section 11.03.  Every amendment to this Indenture or the Debentures shall comply with the TIA as then in effect, so long as the Indenture and Debentures are subject to the TIA.  The Trustee is entitled to, and the Company shall provide an Opinion of Counsel and Officers' Certificate that the Trustee's execution of any amendment or supplemental indenture is permitted under this ARTICLE IX.

Section 9.04.     Revocation and Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Debenture shall bind the Holder and every subsequent Holder of that Debenture or portion of the Debenture that evidences the same debt as the consenting Holder's Debenture, even if notation of the consent or waiver is not made on the Debenture.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder's Debenture or portion of the Debenture if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective.  After an amendment or waiver becomes effective, it shall bind every Debentureholder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Debentureholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Debentureholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05.     Notice of Amendment; Notation on or Exchange of Debentures.  After any amendment under this Article becomes effective, the Company shall mail to Debentureholders a notice briefly describing such amendment.  The failure to give such notice to all Debentureholders, or any defect therein, shall not impair or affect the validity of an amendment under this Article.

The Company or the Trustee may place an appropriate notation about an amendment or waiver on any Debenture thereafter authenticated.  The Company may issue in exchange for affected Debentures new Debentures that reflect the amendment or waiver.

Section 9.06.     Trustee Protected.  The Trustee need not sign any supplemental indenture that adversely affects its rights.

ARTICLE X
SUBORDINATION

Section 10.01.     Debentures Subordinated to Senior Debt.  The rights of Holders to payment of the Principal of and interest on the Debentures is subordinated to the rights of holders of Senior Debt, to the extent and in the manner provided in this ARTICLE X.

Section 10.02.     Debentures Subordinated in Any Proceeding.  Upon any Distribution in any Proceeding,

(a)     any Distribution to which the Holders are entitled shall be paid directly to the holders of Senior Debt to the extent necessary to make payment in full of all Senior Debt remaining unpaid after giving effect to all other Distributions to or for the benefit of the holders of Senior Debt; and

(b)     in the event that any Distribution is received by the Trustee before all Senior Debt is paid in full, such Distribution shall be applied by the Trustee in accordance with this ARTICLE X.

Section 10.03.     No Payment on Debentures in Certain Circumstances.  The Company shall not, directly or indirectly (other than in capital stock of the Company) pay any Principal of or interest on, redeem, defease or repurchase any of the Debentures (i) after any Senior Debt becomes due and payable, unless and until all such Senior Debt shall first be paid in full or (ii) after a Senior Debt Payment Default, unless and until such Senior Debt Payment Default has been cured, waived, or otherwise has ceased to exist.

During a Payment Blockage Period, no payment of any Principal of or interest on the Debentures may be made, directly or indirectly, by the Company.  Unless the Senior Debt in respect of which the Senior Debt Default Notice has been given has been declared due and payable in its entirety within the Payment Blockage Period, at the end of the Payment Blockage Period, the Company shall pay all sums not paid to the Holders during the Payment Blockage Period and resume all other payments on the Debentures as and when due.  Defaulted Interest shall be paid in accordance with Section 2.13.  Any number of Senior Debt Default Notices may be given; provided, however, that as to any issue of Senior Debt (i) not more than one Senior Debt Default Notice shall be given within a period of any 366 consecutive days, and (ii) no specific act, omission or condition that gave rise to a default that existed upon the date of such Senior Debt Default Notice (whether or not such default applies to the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

If any Distribution, payment or deposit to redeem, defease or acquire any of the Debentures shall have been received by the Trustee at a time when such Distribution was prohibited by the provisions of this Section 10.03, then, unless such Distribution is no longer prohibited by this Section 10.03, such Distribution shall be received and applied by the Trustee for the benefit of the holders of Senior Debt, and shall be paid or delivered by the Trustee to the holders of Senior Debt for application to the payment of all Senior Debt.  The Trustee may require reasonable evidence that a Person is a holder of Senior Debt or is entitled to a Distribution pursuant to this Section prior to making any such Distribution.

Section 10.04.     Subrogation.  The Holders shall not have any subrogation or other rights of recourse to any security in respect of any Senior Debt until such time as all Senior Debt shall have been paid in full.  Upon the payment in full of all Senior Debt, the Holders shall be subrogated to the rights of the holders of Senior Debt to receive Distributions applicable to Senior Debt until all amounts owing in respect of the Debentures shall be so paid.  No Distributions to the holders of Senior Debt which otherwise would have been made to the Holders shall, as between the Company and the Holders, be deemed to be payment by the Company to or on account of Senior Debt.

If any Distribution to which the Holders would otherwise have been entitled shall have been applied pursuant to the provisions of this Article to the payment of Senior Debt, then the Holders shall be entitled to receive from the holders of such Senior Debt any Distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all amounts payable on such Senior Debt to the extent provided herein.

Section 10.05.     Obligations of the Company Unconditional.  This Article defines the relative rights of the Holders and holders of Senior Debt.  Nothing in this Indenture is intended to or shall impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the Principal of and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company, other than the holders of Senior Debt, nor shall anything herein or in the Debentures prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this ARTICLE X, of the holders of Senior Debt in respect of any Distribution received upon the exercise of any such remedy.  If the Company fails because of this Article to pay principal of or interest on a Debenture on the due date, the failure is still a Default.  Upon any Distribution, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which the Proceeding is pending, or a certificate of the liquidating trustee or agent or other Person making any Distribution for the purpose of ascertaining the Persons entitled to participate in such Distribution, the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this ARTICLE X.

Section 10.06.     Trustee and Paying Agents Entitled to Assume Payments Not Prohibited in Absence of Notice.  The Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee, unless and until a Trust Officer shall have received, no later than two Business Days prior to such payment, written notice thereof from the Company or from one or more holders of Senior Debt and, prior to the receipt of any such written notice, the Trustee, shall be entitled in all respects conclusively to presume that no such fact exists.  Unless the Trustee shall have received the notice provided for in the preceding sentence, the Trustee shall have full power and authority to receive such payment and to apply the same to the purpose for which it was received, and shall not be affected by any notice to the contrary which may be received by it on or after such date.  The foregoing shall not apply to any Affiliate of the Company acting as Paying Agent.

Section 10.07.     Satisfaction and Discharge.  Amounts deposited in trust with the Trustee pursuant to and in accordance with ARTICLE VIII and not prohibited to be deposited under Section 10.03 when deposited shall not be subject to this ARTICLE X.

Section 10.08.     Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt.  No right of any holder of any Senior Debt established in this ARTICLE X shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any failure by the Company to comply with the terms of this Indenture.

Section 10.09.     Right to Hold Senior Debt.  The Trustee is entitled to all of the rights set forth in this ARTICLE X in respect of any Senior Debt at any time held by it to the same extent as any other holder of Senior Debt.

Section 10.10.     No Fiduciary Duty of Trustee or Debentureholders to Holders of Senior Debt.  Neither the Trustee nor the Holders owes any fiduciary duty to the holders of Senior Debt.  Neither the Trustee nor the Holders shall be liable to any holder of Senior Debt in the event that the Trustee, acting in good faith, shall pay over or distribute to the Holders, the Company, or any other Person, any property to which any holders of Senior Debt are entitled by virtue of this Article or otherwise.  Nothing contained in this Section 10.10 shall affect the obligation of any other such Person to hold such payment for the benefit of, and to pay such payment over to, the holders of Senior Debt.

Section 10.11.     Distribution to Holders of Senior Debt.  Any Distribution otherwise payable to the holders of the Debentures made to holders of Senior Debt pursuant to this Article shall be made to such holders of Senior Debt ratably according to the respective amount of Senior Debt held by each.

Section 10.12.     Trustee's Rights to Compensation, Reimbursement of Expenses and Indemnification.  The Trustee's rights to compensation, reimbursement of expenses and indemnification under Section 6.10 and Section 7.07 are not subordinated.

Section 10.13.     Exception for Certain Distributions.  The rights of holders of Senior Debt under this Article do not extend (a) to any Distribution to the extent applied to the Trustee's rights to compensation, reimbursement of expenses or indemnification or (b) to (i) securities which are subordinated to the securities distributed to the holders of Senior Debt on terms no less favorable to the holders of Senior Debt than the provisions of this Article, or (ii) Distributions under any plan approved by the court in any Proceeding.

Section 10.14.     Certain Definitions.  As used in this ARTICLE X,

"Distribution" in any Proceeding means any payment or distribution of assets or securities of the Company of any kind or character from any source, whether in cash, securities or other property made by the Company, custodian, liquidating trustee or agent or any other person whether pursuant to a plan or otherwise.

"Payment Blockage Period" means the period beginning when a Senior Debt Default Notice is given to the Company and the Trustee and ending (a) when the default identified in the Senior Debt Default Notice is cured, waived or otherwise ceases to exist or (b) after 179 days, whichever occurs first.

"Senior Debt Default Notice" means any notice of a default (other than a Senior Debt Payment Default) that permits the holders of any Senior Debt to declare such Senior Debt due and payable.

"Senior Debt Payment Default" means a default in the payment of any principal of or interest on any Senior Debt.

"Trustee" for purposes of this ARTICLE X includes any Paying Agent.

ARTICLE XI
MISCELLANEOUS

Section 11.01.     Notices.  Any notice by one party to the other shall be in writing and sent to the other's address stated in Section 11.09.  The notice is duly given if it is delivered in Person or sent by a national courier service which provides next Business Day delivery or by first-class mail.

A party by notice to the other party may designate additional or different addresses for subsequent notices.

Any notice sent to a Debentureholder shall be mailed by first-class letter mailed to its address shown on the register kept by the Registrar.  Failure to mail a notice to a Debentureholder or any defect in a notice mailed to a Debentureholder shall not affect the sufficiency of the notice mailed to other Debentureholders.

If a notice is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice to Debentureholders, it shall deliver or mail a copy to the Trustee and each Agent at the same time.

A "notice" includes any communication required by this Indenture.

Section 11.02.     Communication by Holders with Other Holders.  Debentureholders may communicate pursuant to TIA Section 312(b) with other Debentureholders with respect to their rights under this Indenture or the Debentures.  The Company, the Trustee, and Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 11.03.     Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)     an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)     an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.04.     Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)     a statement that each Person making such certificate or opinion has read such covenant or condition;

(b)     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)     a statement that, in the opinion of such Person, the Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)     a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 11.05.     Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or a meeting of Debentureholders.  Any Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.06.     Legal Holidays.  A "Legal Holiday" is a Saturday, a Sunday or a day on which the Trustee or banking institutions generally are not required to be open.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.07.     No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 11.08.     Duplicate Originals.  The parties may sign any number of copies, and may execute such in counterparts, of this Indenture.  One signed copy is enough to prove this Indenture.

Section 11.09.     Variable Provisions.  "Officer" means the Chairman, the President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

The Company initially appoints the Trustee as Registrar and Paying Agent.

The first certificate pursuant to Section 4.05 shall be for the fiscal year ending on September 29, 2010.

The reporting date for Section 7.06 is May 15 of each year.  The first reporting date is May 15, 2010.

The Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee will be deemed to be in compliance with the capital and surplus requirement set forth in the preceding sentence if its obligations are guaranteed by a Person which could otherwise act as Trustee hereunder and which meets such capital and surplus requirement and the Trustee has at least the minimum capital and surplus required by TIA Section 310(a)(2).

The Company's address (subject to appropriate change, from and after the effective time of the proposed change in corporate name to Biglari Holdings Inc.) is:

The Steak N Shake Company
175 East Houston Street, Suite 1300
San Antonio, Texas   78205
Facsimile No.:  (317) 633-4106
Attention:  Chairman and Chief Executive Officer

The Trustee's address is:

Wells Fargo Bank, National Association
230 West Monroe Street, Suite 2900
Chicago, IL 60606
Facsimile No.:  (312) 726-2158
Attention:  Corporate Trust Services

With respect to presentation of the Debentures for payment or registration of transfers or exchanges, the Trustee's address is 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention:  Corporate Trust Operations.

Section 11.10.     Governing Law.  The laws of the State of New York, without reference to choice of law or conflict of law rules, shall govern this Indenture and the Debentures.

Section 11.11.     Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 11.12.     USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (as amended, the "USA PATRIOT Act"), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 11.13.     Waiver of Jury Trial.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE DEBENTURES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures Begin on Following Page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

THE STEAK N SHAKE COMPANY

	By:	/s/ Sardar Biglari
Sardar Biglari, Chairman and Chief Executive Officer

Attest:

/s/ Duane E. Geiger
Duane E. Geiger
Vice President and Interim
Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Gregory S. Clarke
Vice President

EXHIBIT A
(Face of Debenture)

CUSIP 857873 AA1

ISIN US857873AA13

No.__________________	$______________________

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 2015

Interest Payment Dates:  June 30 and December 31

Record Dates:  June 15 and December 15

The Steak n Shake Company promises to pay to __________________________ or registered assigns, the sum of _________________________ Dollars on March 30, 2015.

This Debenture is subordinated to Senior Debt as defined by the Indenture.  The Steak n Shake Company may, at its option, redeem the Debentures, in whole or in part and without premium or penalty, as of any date that occurs on or after March 30, 2011.  See the reverse and the Indenture referenced for additional provisions of this Debenture.

Dated:

Authenticated:

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee	THE STEAK N SHAKE COMPANY

By	By
Authorized Officer

By

[SEAL]

(Back of Debenture)

THE STEAK N SHAKE COMPANY

14% Subordinated Debenture Due 2015

(1)           Interest.  The Steak n Shake Company (the "Company"), an Indiana corporation, promises to pay interest on the principal amount of this Debenture at the rate per annum shown above.  The Company will pay interest semiannually on June 30 and December 31 of each year, commencing June 30, 2010, and on the date of maturity of the Debentures.  Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 30, 2010.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)           Method of Payment.  The Company will pay interest on the Debentures to the Persons who are registered holders of Debentures at the close of business on the record date for the next interest payment date, except as otherwise provided herein or in the Indenture even though Debentures are cancelled after the record date and on or before the interest payment date.  Holders must surrender Debentures to a Paying Agent to collect principal payments and interest payable on the date of maturity.  The Company will pay Principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  However, the Company may pay Principal and interest by wire transfer or check payable in such money.  It may mail an interest check to a record date holder's registered address.

(3)           Agents.  Initially, Wells Fargo Bank, National Association ("Trustee"), Corporate Trust Services, 230 West Monroe Street, Suite 2900, Chicago, Illinois 60606, will act as Registrar and Paying Agent.  With respect to presentation of the Debentures for payment or registration of transfers or exchanges, the Trustee's address is 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations. The Company may change any such Agent without notice.  The Company or an Affiliate may act in any such capacity.  Subject to certain conditions, the Company may change the Trustee.

(4)           Indenture.  The Company issued the Debentures under an Indenture dated as of March 30, 2010 ("Indenture") between the Company and the Trustee.  The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the "Act").  The Debentures are subject to all such terms, and Debentureholders are referred to the Indenture and the Act for a statement of such terms.  The Debentures are unsecured subordinated general obligations of the Company limited to $22,959,000 in aggregate principal amount.

(5)           Redemption.  The Debentures are not redeemable by the Company at any time prior to March 30, 2011.  From and after March 30, 2011, the Company may, at its option, redeem Debentures in accordance with Article III of the Indenture in whole or in part without premium or penalty.  The Company's right to redeem Debentures under this Section 5 may not be exercised if and for so long as the Company has failed to pay interest on any Debenture when the same becomes due and payable.

(6)           Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than sixty (60) days before the redemption date to each holder of Debentures to be redeemed at his registered address.

(7)           Subordination.  The Debentures are subordinated to Senior Debt as defined in the Indenture.  To the extent provided in the Indenture, Senior Debt must be paid before the Debentures may be paid.  The Company agrees, and each Debentureholder by accepting a Debenture agrees, to the subordination and authorizes the Trustee to give it effect.

(8)           Denominations, Transfer, Exchange.  The Debentures are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000.  The transfer of Debentures may be registered and Debentures may be exchanged as provided in the Indenture.  The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law.  The Registrar need not exchange or register the transfer of any Debenture or portion of a Debenture selected for redemption.  Also, it need not exchange or register the transfer of any Debentures for a period of fifteen (15) days before a selection of Debentures to be redeemed.

(9)           Persons Deemed Owners.  Subject to 0 of the Indenture, the registered holder of a Debenture may be treated as its owner for all purposes.

(10)           Amendments and Waivers.  Subject to certain exceptions, the Indenture or the Debentures may be amended, and any Default may be waived, with the consent of the holders of a majority in Principal amount of the Debentures.  Without the consent of any Debentureholder, the Indenture or the Debentures may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Debentureholders or to make any change that does not adversely affect the rights of any Debentureholder.

(11)           Successors.  When successors assume all the obligations of the Company under the Debentures and the Indenture, the Company will be released from those obligations, except as provided in the Indenture.

(12)           Satisfaction and Discharge Prior to Redemption or Maturity.  Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Debentures and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of Principal and interest on the Debentures to redemption or maturity.

(13)           Defaults and Remedies.  Subject to the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the holders of at least 25% in Principal amount of the Debentures may declare all the Debentures to be due and payable immediately.  Debentureholders may not enforce the Indenture or the Debentures except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures.  Subject to certain limitations, holders of a majority in Principal amount of the Debentures may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Debentureholders notice of any continuing Default (except a Default in payment of Principal or interest) if it determines that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

(14)           Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company, or its Affiliates, as if it were not Trustee, subject to the Indenture and the Act.

(15)           No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Debentureholder by accepting a Debenture waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Debentures.

(16)           Authentication.  This Debenture shall not be valid until authenticated by a manual signature of the Trustee.

(17)           Abbreviations.  Customary abbreviations may be used in the name of a Debentureholder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G A (= Uniform Gifts to Minors Act).

The Company will furnish to any Debentureholder upon written request and without charge a copy of the Indenture.  Requests may be made to:  Secretary, The Steak N Shake Company, 175 East Houston Street, Suite 1300, San Antonio, Texas 78205.

Assignment Form

To assign this Debenture, fill in the form below:

(I) or (we) assign and transfer this Debenture to:
(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint
to transfer this Debenture on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Debenture)

Signature Guarantee*:

*           Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B

Schedule of Exchanges of Interests in the Global debenture*

The following exchanges of a part of this Global Debenture for an interest in another Global Debenture or a definitive Debenture, or exchanges of a part of another Global Debenture or definitive Debenture for an interest in this Global Debenture, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Debenture	Amount of increase in Principal Amount of the Global Debenture	Principal Amount of this Global Debenture following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian